Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Form S-3 Registration Statement and related Prospectus of Homeowners Choice, Inc. (the “Company”), and to the incorporation by reference therein of our report dated March 26, 2010, relating to the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for the years then ended.

/s/ Hacker, Johnson & Smith PA
HACKER, JOHNSON & SMITH PA
Tampa, Florida
February 1, 2011